UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ENZO BIOCHEM, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Enzo Biochem, Inc., a New York corporation (“Enzo” or the “Company”), filed its definitive proxy statement (the “proxy statement”) with the Securities and Exchange Commission (the “SEC”) on July 22, 2025 and mailed the proxy statement to Enzo’s shareholders, relating to the Agreement and Plan of Merger, dated as of June 23, 2025 (the “Merger Agreement”), by and among the Company, Bethpage Parent, Inc., a Delaware corporation (“Parent”), and Bethpage Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”, and together with the other transactions contemplated by the Merger Agreement, the “Transactions”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Parent.

Since the initial filing of the proxy statement and as of the filing of this Schedule 14A Definitive Additional Materials (this “Supplement”), a lawsuit was filed by a purported shareholder of Enzo against Enzo and its directors under the caption Hamilton v. Enzo Biochem, Inc., et al., Index No. 654384/2025. The complaint filed in the Supreme Court of New York, County of New York alleges, among other things, that the definitive proxy statement filed in connection with the proposed transaction between Enzo and Parent contains materially incomplete and misleading information, and asserts claims for breach of fiduciary duties against each of Enzo’s directors, a claim for aiding and abetting against Enzo, claims for negligent misrepresentation and concealment in violation of New York common law against Enzo and each of its directors, and claims for negligence against Enzo and each of its directors. The complaint seeks to enjoin Enzo from proceeding with or consummating the proposed Transactions and seeks to recover damages in the event the proposed Transactions are consummated; in addition, the plaintiff has requested a preliminary injunction with respect to Enzo’s holding of the shareholder vote with respect to the proposed Transactions. In addition, since July 15, 2025, twelve separate demand letters, including two demands pursuant to §624 of the New York Business Corporation Law, were also sent to Enzo by counsel for purported shareholders of Enzo, alleging similar deficiencies as those noted in the above-referenced complaint.

Enzo believes that the allegations in the complaint and letters described above are without merit. Enzo also believes that the disclosures set forth in the proxy statement comply fully with all applicable law, and do not need to be supplemented. Nevertheless, and solely to avoid the nuisance, risks, costs, and uncertainties inherent in disputes concerning these types of allegations, including the possibility that any such claim could delay or adversely affect the Merger, Enzo has determined voluntarily to supplement certain disclosures in the proxy statement with the supplemental disclosures set forth below.

The information contained in this Supplement is incorporated by reference into the proxy statement and should be read in conjunction with the proxy statement, which should be read in its entirety. Terms used in this Supplement, but not otherwise defined, shall have the meanings ascribed to such terms in the proxy statement. To the extent that information in this Supplement differs from, or updates information contained in, the proxy statement, the information in this Supplement shall supersede or supplement the information in the proxy statement. The information contained in this Supplement speaks only as of July 22, 2025, unless the information specifically indicates that another date applies. Except as otherwise described in this Supplement or the documents referred to, contained in or incorporated by reference in this Supplement, the proxy statement, the annexes to the proxy statement and the documents referred to, contained in or incorporated by reference in the proxy statement are not otherwise modified, supplemented or amended.

If you have not already submitted a proxy for use at the Enzo special meeting, you are urged to do so promptly. This Supplement does not affect the validity of any proxy card or voting instructions that Enzo shareholders may have previously received or delivered. No action is required by any Enzo shareholder who has previously delivered a proxy or voting instructions and who does not wish to revoke or change that proxy or voting instructions.

All page references are to pages in the proxy statement as filed by Enzo with the SEC pursuant to Rule 14(a) under the Securities Exchange Act of 1934, as amended, on July 22, 2025, and terms used below, unless otherwise defined, have the meanings set forth in the proxy statement. For clarity, new text within restated paragraphs from the proxy statement is highlighted with bold, underlined text, and deleted text within restated paragraphs from the proxy statement is highlighted with strikethrough text.

1.	The following disclosure replaces the first full paragraph on page 27, in the section entitled “The Merger—Background of the Merger”. The modified text is below:

In 2024, from time to time, Company management received inquiries (including one inquiry from Battery Ventures (“Battery”), which did not contain any offer of post-transaction employment for Enzo’s officers or directors, regarding potential strategic transactions from potential counterparties. The Board was apprised of all such inquiries.

2.	The following disclosure replaces the second full paragraph on page 27, in the section entitled “The Merger—Background of the Merger”. The modified text is below:

Following Battery’s inquiry, on October 2, 2024, the Company and Battery entered into a non-disclosure agreement (“NDA”), which contained a standstill restriction with a “don’t ask, don’t waive clause” (which standstill restriction had a one-year term, subject to early automatic expiration upon the Board’s approval of a definitive sale transaction agreement), and Battery began receiving financial information concerning the Company, conducting due diligence, including meetings with management. At such time, the Board determined to consider a potential strategic transaction, including a sale of the Company.

3.	The following disclosure replaces the fifth full paragraph on page 27, in the section entitled “The Merger—Background of the Merger”. The modified text is below:

On January 2, 2025, at the direction of the Board, the Company signed an engagement letter with BroadOak pursuant to which BroadOak would provide services as the Company’s financial advisor in connection with a potential strategic transaction. BroadOak has confirmed in writing that it had not provided any services to the Company, Battery Ventures, or any of their respective affiliates during the prior two-year period.

4.	The following disclosure replaces the seventh and eighth full paragraphs on page 27, in the section entitled “The Merger—Background of the Merger”. The modified text is below:

On January 10, 2025, Battery sent the Board a non-binding letter of intent (“LOI”) outlining the terms of a proposed transaction to take the Company private and for Battery to acquire 100% of the outstanding equity securities of the Company priced at $1.05 to $1.10 per share. The Battery LOI included a cover letter, a summary of Battery’s business and a draft exclusivity agreement. The Battery LOI was contingent upon Battery conducting a diligence process on the Company’s business, financials and other factors in order to reconfirm its preliminary offer, and did not contain any offer of post-transaction employment for any of Enzo’s officers or other members of management. The same day, the Board met with members of the Company’s management, including Kara Cannon, and representatives from BroadOak, including Kyle Wilson. Ms. Cannon contacted the Company’s outside legal counsel, Baker & Hostetler LLP (“Baker”), to advise them of the receipt of the Battery LOI.

From January 13, 2025, to January 17, 2025, BroadOak ~~and the management team~~ had several teleconferences with Battery, and representatives from Battery outlined the acquisition proposal described in the Battery LOI. The same week, BroadOak attended the J.P. Morgan Healthcare Conference in San Francisco, California. During this period, BroadOak held in-person conferences or teleconferences with several potential strategic acquirers. There were no discussions between Battery and any members of the management team, the Special Committee, the Board, or BroadOak, regarding senior management’s future roles, compensation, retention or investment arrangements in connection with the proposed transaction with Battery, either during these initial teleconferences or at any other time thereafter through the date of the execution of the Merger Agreement.

5.	The following disclosure replaces the seventh full paragraph on page 28, in the section entitled “The Merger—Background of the Merger”. The modified text is below:

On February 10, 2025, following the termination of the Battery exclusivity period on February 7, 2025, Battery sent the Board and management an updated LOI and cover letter specifying a $1.05 per share purchase price. The updated LOI and cover letter did not contain any offer of post-transaction employment for Enzo’s officers or other members of management. Battery also circulated an exclusivity agreement, a draft Merger Agreement and a proposed due diligence workplan to the Board and Mr. Wilson.

6.	The following disclosure replaces the second full paragraph on page 29, in the section entitled “The Merger—Background of the Merger”. The modified text is below:

On February 20, 2025, Jon Couchman, a member of the Board of Directors, met with representatives of Party A. Following such meeting, Mr. Couchman corresponded over email with BroadOak, Mr. Pully and Party A regarding continued negotiations. Party A entered into an NDA, which included a standstill restriction with a “don’t ask, don’t waive” clause (which standstill restriction had a one-year term, subject to early automatic expiration upon the Board’s approval of a definitive sale transaction agreement; accordingly, the standstill restriction, including the “don’t ask, don’t waive” clause, expired upon the Board’s approval of the Merger Agreement), with the Company, and requested, again via email, for data room materials to begin its diligence process. The representatives at BroadOak shared information with Party A relating to the Company’s capabilities, organizational chart and commercial updates.

7.	The following disclosure replaces the sixth full paragraph on page 30, in the section entitled “The Merger—Background of the Merger”. The modified text is as follows:

On April 14, 2025, Battery sent an updated proposal to the Company at a price of $0.60 per share based upon, among other things, a change in the Company’s stock price from $0.71 on January 9, 2025 to $0.32 on April 11, 2025, as well as a challenging macroenvironment affecting the market for life sciences companies, including foreign trade policy, tariffs and deep cuts to federal spending, the Company’s recent disappointing sales performances, the Company’s operational difficulties and negative cash flow, and the Company’s significant contingent liabilities relating to the Company’s legal exposure from pending litigation. The updated proposal did not contain any offer of post-transaction employment for Enzo’s officers or other members of management. Battery also sent updated drafts of the Merger Agreement and initial drafts of the Guaranty, Support Agreement and Equity Commitment Letter to reflect the lower price per share.

8.	The following disclosure replaces the last full paragraph on page 30, in the section entitled “The Merger—Background of the Merger”. The modified text is as follows:

The marketing process commenced on April 22, 2025, and took several weeks to complete. During this process, BroadOak contacted 34 parties (including all potential counterparties who contacted the Company prior to BroadOak’s engagement), and the Company entered into confidentiality agreements with ~~15~~ 13 parties (resulting in there being a total of 15 NDAs, inclusive of the NDAs with Battery and Party A). The NDAs all contained standstill restrictions (all but one of which contained a “don’t ask, don’t waive” provision); the standstill restrictions all had one-year terms (except for one which had a 9-month term), subject to automatic early expiration upon the Board’s approval of a definitive acquisition agreement. As such, the standstill restrictions (including the “don’t ask, don’t waive” provisions) in each of these 13 NDAs expired when the Board approved the Merger Agreement. Additionally, during this process, the Company~~, and~~ held five video management meetings with Party A, Party B, Party C (“Party C”), Party D (“Party D”), and Party E (“Party E”). BroadOak requested counterparties to provide preliminary valuations and a proposed transaction structure prior to offering management meetings and access to a preliminary data room. Party B sent BroadOak a LOI to acquire the majority of the assets of the Company for $35 million. Parties A, C, D, and E offered email or verbal preliminary values for substantially all of the assets relating to our life sciences business including, in several offers, some or all of our real estate holdings. Party A sent an email to BroadOak outlining their preliminary valuation and structure. The structure changed from the LOI delivered on February 25, 2025, as the offer was no longer an acquisition of 100% of the Company but was now presented as an asset purchase which included the value of the life sciences business, one of the Company’s real properties and a one-year lease with extension on the warehouse and warrants to purchase 40% of the Company. This preliminary value would require financing, and the purchase price range was $21.5 million to $22 million. Party D provided a verbal indication that implied a preliminary valuation of $20-$25 million. The Special Committee permitted management meetings with these two parties. The other two preliminary valuations submitted were a purchase price range of $31 – $32 million and $45 – $55 million. The Special Committee discussed these two valuations with representatives of BroadOak, and it was discussed that these valuations had a high financing risk, a high probability of valuation being reduced after diligence, and the parties had limited or no M&A experience. The Special Committee considered these significant risks with respect to these two valuations, and determined to permit management meetings, despite what it believed to be the significant risks of a successful transaction with either of these parties.

9.	The following disclosure replaces the fourth full paragraph on page 31, in the section entitled “The Merger—Background of the Merger”. The modified text is as follows:

During this period, on May 23, 2025, Battery held a teleconference with Mr. Pully and representatives from BroadOak and agreed to provide an updated offer price of $0.65 per share, as well as revised drafts of the Merger Agreement and Support Agreement, the latter of which requested a six-month tail and signature by the Company’s largest shareholder and all of its directors and officers, as well as a Warrant Cancellation Agreement, Equity Commitment Letter, Guaranty and exclusivity agreement. The draft Merger Agreement provided that the threshold for the dissenters’ rights closing condition had been raised to 10% from 3%. Following the teleconference with Battery, the Special Committee met to discuss Battery’s revised offer (which did not contain any offer of post-transaction employment for Enzo’s officers or other members of management).

10.	The following disclosure replaces the third full paragraph on page 37, in the section entitled “The Merger—Opinion of the Company’s Financial Advisor”. The modified text is below:

The Company has retained BroadOak as financial advisor in connection with the proposed Merger and the Transactions. BroadOak has confirmed in writing that it has not provided any services to the Company, Battery Ventures, or any of their respective affiliates during the prior two-year period. As part of the engagement, the Company requested that BroadOak evaluate the fairness, from a financial point of view, to the Company of the per share price of $.70 per share to be paid by Parent pursuant to the Merger Agreement. At a meeting of the Special Committee of the Board held on June 19, 2023, BroadOak rendered an oral opinion, confirmed by delivery of a written opinion dated June 19, 2023, to the Special Committee of the Board and subsequently the Board to the effect that, as of such date and based on and subject to the various assumptions made, procedures followed, matters considered, and limitations and qualifications on the review undertaken by BroadOak, the $.70 per share price to be received by the Company for the Agreement and Plan of Merger was fair, from a financial point of view, to the Company’s shareholders.

11.	The following disclosure replaces the third full paragraph in the subsection entitled “The Merger—Opinion of the Company’s Financial Advisor—Selected Public Companies Analysis”, on page 40.

The individual multiples and financial metrics for each of the selected companies are set forth in the following table. The overall low to high trailing twelve-month and fiscal year 2025 estimated revenue multiples observed for the selected companies were 0.7x to 2.5x (with a median of 1.1x) and 0.7x to 3.2x (with a median of 1.1x), respectively.

	Stock Price	Equity	Enterprise	LTM	YoY	Gross	LTM	EBITDA	NTM	NTM	Enterprise Value /
Company Name	6/18/2025	Value	Value	Revenue	Revenue Growth	Margin	EBITDA	Margin	Revenue	EBITDA	LTM Revenue		NTM Revenue
BICO Group AB (publ)	$3.66	$258	$332	$186	(6)%	54%	3	(6)%	$203	$17	1.8	x	1.6	x
Cytek Biosciences, Inc.	3.07	389	139	197	(2)%	55%	(16)	(10)%	198	7	0.7	x	0.7	x
Harvard Bioscience, Inc.	0.49	22	61	91	(14)%	57%	5	3%	87	8	0.7	x	0.7	x
Maravai LifeSciences Holdings, Inc.	2.01	289	615	242	(12)%	37%	(24)	(16)%	195	(29)	2.5	x	3.2	x
Standard BioTools Inc.	1.09	414	187	170	34%	47%	(100)	(65)%	169	(60)	1.1	x	1.1	x

The following abbreviations, as presented in the chart above and elsewhere in this proxy statement, refer to the following terms: (i) “LTM” refers to “Last Twelve Months”, (ii) “YoY” refers to “Year Over Year”, (iii) “EBITDA”, as presented herein, is a non-GAAP financial measure that reflects operating profit or loss before interest, taxes, depreciation and amortization, and (iv) “NTM” refers to “Next Twelve Months”. The NTM figures in the chart above use data as at the end of calendar year 2025.

BroadOak then applied selected ranges of trailing twelve-month and fiscal year 2025 estimated revenue multiples derived from the selected companies of 1.1x to 1.4x and 1.1x to 1.5x, respectively, to corresponding data of the Company.

12.	The following disclosure replaces the second full paragraph in the subsection entitled “The Merger—Opinion of the Company’s Financial Advisor—Selected Precedent Transactions Analysis”, immediately following the first chart in such subsection, on page 40.

BroadOak reviewed, among other information, transaction values of the selected transactions, calculated as the enterprise values implied for the target companies involved in the selected transactions based on the consideration paid or payable in the selected transactions, as a multiple of the latest twelve months revenue of the target companies as of the announcement date of the applicable selected transaction. Financial data of the selected transactions were based on publicly available Wall Street research analysts’ estimates, public filings, and other publicly available information. Financial data of the Company was based on the management’s forecasts and estimates for the trailing twelve-months and FY 2026 for comparative purposes. The financial data reviewed with respect to the selected transactions is set forth in the table below:

Announced	Date	Target	Acquiror	Enterprise Value	Revenue	EBITDA	Enterprise Value /
							Revenue		EBITDA
4/28/2025	-	Akoya Biosciences	Quanterix	$122.5	$80.0	$(30.0)	1.5	x	NM
4/17/2024	5/6/2024	NanoString Technologies, Inc.	Bruker Corporation	392.6	168.0	NA	2.3	x	NA
2/12/2024	4/8/2024	IBEX Technologies	BBI Group	22.5	5.9	1.5	3.8	x	14.7	x
8/17/2023	9/29/2023	PhenomeX Inc.	Bruker Corporation	105.4	71.8	NM	1.5	x	NM
4/20/2023	4/27/2023	Fitzgerald Industries	Biosynth Carbosynth	30.0	12.0	NA	2.5	x	NA
11/19/2021	11/19/2021	Axel Semrau GmbH & Co. KG	Trajan Group Holdings Limited	19.2	16.8	NA	1.1	x	NA
3/29/2016	6/22/2016	Exiqon A/S	Qiagen NV	104.5	24.3	1.5	4.3	x	NM
2/13/2012	4/20/2012	SeraCare Life Sciences	Linden	62.6	44.4	4.7	1.4	x	13.4	x
-	-	-	Mean	$107.4	$52.9	$(5.6)	2.3	x	14.0	x
-	-	-	Median	$83.5	$34.3	$1.5	1.9	x	14.0	x

13.	The following disclosure replaces the first paragraph in the subsection entitled “The Merger—Opinion of the Company’s Financial Advisor—Premiums Paid Analysis”, on page 40.

Premiums Paid Analysis.    BroadOak performed a premiums paid analysis of the Company by calculating the premiums paid for the selected transactions, as available (as set forth in the table below). BroadOak used the median premiums paid of one day, one week, and one month prior to the transaction announcement to generate premiums of 29.5%, 26.1%, and 30.7%.

Announced	Date	Target	Acquiror	Implied Equity Value%	Premium to Target Share Price
					1-Day Prior	1-Week Prior	1-Month Prior
4/28/2025		Akoya Biosciences	Quanterix	$66.4	(53.3)%	(48.9)%	(51.3)%
2/12/2024	4/8/2024	IBEX Technologies	BBI Group	26.4	29.5%	26.1%	30.6%
8/17/2023	9/29/2023	PhenomeX Inc.	Bruker Corporation	107.4	150.0%	70.4%	56.2%
3/29/2016	6/22/2016	Exiqon A/S	Qiagen NV	99.9	41.7%	41.7%	53.9%
2/13/2012	4/20/2012	SeraCare Life Sciences	Linden	80.8	11.7%	21.2%	30.7%
			Mean	$76.2	35.9%	22.1%	24.0%
			Median	$80.8	29.5%	26.1%	30.7%

		Enzo Biochem, Inc.	Battery Ventures	$37.1	31.5%	29.6%	16.7%

14.	The following disclosure replaces the subsection entitled “The Merger—Opinion of the Company’s Financial Advisor—Discounted Cash Flow Analysis”, on page 41.

Discounted Cash Flow Analysis.    BroadOak performed a discounted cash flow analysis of the Company by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that the Company forecasted to generate during the fiscal years ending July 31, 2026 through July 31, 2030 based on the Company’s management forecasts and other estimates; the calculation of the unlevered, after-tax free cash flow figures utilized by BroadOak is illustrated in the table below.

Calculation of Unlevered Free Cash Flow Projections –

Derived from Management Projections

Fiscal Year Ending July 31,
(in thousands)

	2026P	2027P	2028P	2029P	2030P
Operating Income (Loss) – Continuing Operations	$(8,088)	$(5,609)	$(3,880)	$(740)	$930

(+)Other income from corporate operations(1)	$470	$470	$430	$0	$0
(+) Depreciation & Amortization	$1,191	$1,191	$1,216	$1,242	$1,269
(-) Capital Expenditures	$(880)	$(750)	$(765)	$(780)	$(795)
(+) Decreases (Increases) in Net Working Capital	$(185)	$(164)	$(181)	$(263)	$(248)
Unlevered Free Cash Flow(2)	$($7,492)	$($4,862)	$($3,180)	$($541)	$$1,156

(1)	Includes income generated from subleased property.

(2)	“Unlevered Free Cash Flow”, as presented herein, is a non-GAAP financial measure that reflects Operating Income (Loss) and adding or subtracting (as applicable) the net impact of certain other income from corporate operations (as specified in footnote 1), depreciation and amortization, capital expenditures and changes in net working capital.

Implied terminal values for the Company were calculated by applying the fiscal year 2030 estimated revenue and EBITDA to a selected range of revenue multiples of 1.0x to 2.0x and 12.0x to 16.0x, respectively. The present values of the cash flows and terminal values were then calculated using a selected range of discount rates of 12.0% to 16.0%. Twelve percent was the weighted-average cost of capital of the selected companies considered for the purposes of the selected public company analysis described above, and 16% was an appropriate risk-adjusted rate reflecting the higher financial and business risk associated with the Company and its operations. BroadOak used the midpoint of this range to generate an implied enterprise value for the Company and then applied a +/-20% range. The forecast projected that the Company would generate negative EBITDA until 2029 and negative unlevered, after-tax free cash flow until 2030. The lack of positive cash flow negatively impacted the EBITDA exit multiple. This analysis indicated the following approximate implied enterprise value reference range for the Company, as compared to the per share price:

Implied Enterprise Value Reference Range Based on:
Revenue Exit Multiple	EBITDA Exit Multiple(1)	$.70 Purchase Price
$16.8 million – $ 25.2 million	$4.2 million – $6.3 million	$21.2 million – $34.2 million

(1)	“EBITDA” as presented herein, is a non-GAAP financial measure that reflects operating profit or loss before interest, taxes, depreciation and amortization.

15.	The following disclosure replaces the subsection entitled “THE MERGER AGREEMENT--Directors and Officers”, on page 57. The modified text is below:

Directors and Officers

From and after the Effective Time, until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the amended and restated certificate of incorporation and amended and restated bylaws of the surviving corporation, the directors of Merger Sub immediately prior to the Effective Time will be, from and after the Effective Time, the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be, from and after the Effective Time, the initial officers of the Surviving Corporation. As of Closing, Ms. Cannon and Ms. Eckert will each retain their positions as Chief Executive Officer and Chief Financial Officer, respectively, of the Surviving Corporation, and shall continue to serve in such capacities pursuant to their current terms of employment with the Company. Notwithstanding the foregoing, neither Ms. Cannon nor Ms. Eckert has received, in connection with the Merger Agreement and the transactions contemplated thereby, any guarantee of continued employment for any specified period of time after Closing and neither Ms. Cannon nor Ms. Eckert have executed any new employment or retention agreements.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This Supplement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this Supplement that are not statements of historical fact are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act.  Forward-looking statements include, without limitation, statements regarding the intent, belief or current expectations of the Company and its management, including, without limitation, those related to the Company’s future financial condition, results of operations and products in research and development, the Company’s strategic process, and the anticipated timing of the proposed Merger, and the assumptions underlying or relating to any statement described above. Moreover, forward-looking statements necessarily involve assumptions on the part of the Company. These forward-looking statements generally are identified by the words “believe”, “expect”, “anticipate”, “estimate”, “project”, “intend”, “plan”, “should”, “may”, “will”, “would”, “will be”, “will continue” or similar expressions. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events, or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described above as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s and Parent’s ability to complete the Merger on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary approval of the Company’s shareholders, complying with the covenants contained in the Merger Agreement, and satisfaction of other closing conditions to consummate the Merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive transaction agreement relating to the Merger; risks related to diverting the attention of the Company’s management from ongoing business operations; significant transaction costs and/or unknown or inestimable liabilities; the risk of shareholder litigation in connection with the Merger, including resulting expense or delay; and other risks and uncertainties affecting the Company, including those described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2024, and other public filings. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this Supplement.

Participants in the Solicitation

Enzo and its directors and certain of their executive officers and employees may be considered participants in the solicitation of proxies from Enzo’s shareholders with respect to the proposed Merger under the rules of the SEC. Information about the directors and executive officers of Enzo is set forth in its Annual Report on Form 10-K for the year ended July 31, 2024, which was filed with the SEC on October 29, 2024, and in the Company’s proxy statement in connection with its 2024 Annual Meeting of Shareholders which was filed with the SEC on November 27, 2024, and in subsequent documents filed with the SEC. Additional information is available to you regarding the persons who may be deemed participants in the proxy solicitation and their direct and indirect interests (by security holdings or otherwise) in the Merger and related transactions in the proxy statement, and other relevant materials, filed with the SEC on July 22, 2025 and disseminated to shareholders. Instructions on how to obtain free copies of this document and the proxy statement are set forth below in the section headed “Additional Information and Where to Find It”.

 This Supplement relates to the proposed Merger involving the Company and may be deemed to be solicitation material in respect of the proposed Merger. In connection with the proposed Merger, Enzo has filed the proxy statement and mailed the proxy statement to it shareholders. This Supplement is not a substitute for the proxy statement or for any other document that Enzo may file with the SEC and or send to its shareholders in connection with the proposed Merger. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF ENZO ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT ENZO, THE PROPOSED MERGER AND RELATED MATTERS.

Additional Information and Where to Find It

The Company is holding a Special Meeting of Shareholders on August 19, 2025 to approve the Transactions and adopt the Merger Agreement. In connection with seeking shareholder approval, the Company has filed with the SEC the proxy statement and other documents describing the proposed Transactions. Shareholders are urged to read the proxy statement because it contains important information about the proposed Transactions. The definitive proxy statement was sent to the shareholders of the Company seeking their approval of the Merger. Investors and shareholders may obtain free copies of the proxy statement and other documents filed by Enzo with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by Enzo with the SEC are also available free of charge on Enzo’s website at www.enzo.com.